(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA MUTUAL FUNDS

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Funds

Voya CBRE Global Infrastructure Fund

Voya CBRE Long/Short Fund

Voya Diversified Emerging Markets Debt Fund

Voya Global Bond Fund

Voya Global Corporate Leaders® 100 Fund

Voya Global Equity Dividend Fund

Voya Global Equity Fund

Voya Global Perspectives® Fund

Voya Global Real Estate Fund

Voya International High Dividend Low Volatility Fund

Voya International Real Estate Fund

Voya Multi-Manager Emerging Markets Equity Fund

Voya Multi-Manager International Equity Fund

Voya Multi-Manager International Factors Fund

Voya Multi-Manager International Small Cap Fund

Voya Russia Fund